Exhibit 10.4

LINN ENERGY, LLC
LONG-TERM INCENTIVE PLAN
RESTRICTED UNIT GRANT AGREEMENT

This Restricted Unit grant agreement (“Grant Agreement”) is made and entered into effective as of July 17, 2006, (the “Grant Date”) by and between LINN ENERGY, LLC, a Delaware limited liability company (together with its subsidiaries, the “Company”), and LISA D. ANDERSON (“Participant”).

WHEREAS, Section 3.3(b) of the Employment Agreement dated July 7, 2006 (the “Employment Agreement”), between Linn Operating, Inc. and Participant provides for a restricted unit award in the amount of Fifty Thousand (50,000) Restricted Units of the Company as of the effective date of such Employment Agreement; and

WHEREAS, the Company considers it to be in its best interest that Participant be given a proprietary interest in the Company and an added incentive to advance the interests of the Company; and

WHEREAS, the Company desires to accomplish such objectives by granting Participant Restricted Units pursuant to the Employment Agreement and the Linn Energy, LLC Long-Term Incentive Plan, which is attached hereto as Appendix A and incorporated by reference herein (the “Plan”);

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the parties hereby agree as follows:

1.             Grant of Restricted Units. The Company hereby grants to Participant 50,000 Restricted Units, under and subject to the terms and conditions of this Grant Agreement and the Plan.

2.             Vesting and Restricted Period. Subject to Sections 4, 5, 6 and 7, the Restricted Period shall lapse with respect to one third (1/3) of the covered Units on January 1, 2007, with respect to an additional one third (1/3) of the covered Units on January 1, 2008 and with respect to the final one third (1/3) of the covered Units on January 1, 2009. Upon the termination of the Restricted Period with respect to a Restricted Unit, such Restricted Unit shall vest in full and shall no longer be a Restricted Unit.

3.             General Restrictions. The Restricted Units shall not be assignable or transferable except as expressly provided in the Plan or by the Committee in its sole discretion.

4.             Termination by Company other than for Cause. Upon the termination by the Company of Participant’s service relationship with the Company other than for Cause (as defined herein and as determined by the Committee in its sole discretion), all Restricted Periods established hereunder shall automatically and immediately terminate and all outstanding Restricted Units granted hereby shall automatically and immediately vest in full. “Cause” shall mean (a) Participant’s conviction of, or plea of nolo contendere to, any felony, any crime or offense causing substantial harm to the Company (whether or not for personal gain) or involving acts of theft, fraud, embezzlement, moral turpitude or similar conduct; (b) Participant’s repeated intoxication by alcohol or drugs during the performance of his or her duties; (c) malfeasance in the conduct of Participant’s duties, including, but not limited to, (i) willful and intentional misuse or diversion of any Company funds, (ii) embezzlement or (iii) fraudulent or willful and material misrepresentations or concealments on any written reports submitted to the Company; (d) Participant’s material failure to perform the duties of Participant’s employment or service relationship consistent with Participant’s position or material failure to follow or comply with the reasonable and lawful written directives of the Board of the Company; or (e) a material breach by Participant of the written policies of the Company concerning employee discrimination or harassment.

5.             Termination by Participant with Good Reason. Upon the termination by Participant of Participant’s service relationship with the Company with Good Reason (as defined herein), all Restricted Periods established hereunder shall automatically and immediately terminate and all outstanding Restricted Units granted hereby shall automatically and immediately vest in full. “Good Reason” shall mean any of the following to which Participant does not consent in writing: (a) a reduction in Participant’s base salary; or (b) a relocation of Participant’s primary place of employment to a location more than 50 miles from Houston, Texas.

6.             Death or Disability. In the case of termination of Participant’s service relationship with the Company due to death or Disability (as defined herein), all Restricted Periods established hereunder shall automatically and immediately terminate and all outstanding Restricted Units granted hereby shall automatically and immediately vest in full. “Disability” shall mean the determination by a physician selected by the Company that Participant has been unable to perform substantially Participant’s usual and customary duties for a period of at least one hundred twenty (120) consecutive days or a non-consecutive period of one hundred eighty (180) days during any twelve-month period as a result of incapacity due to mental or physical illness or disease.

7.             Change of Control. Notwithstanding anything in the Plan to the contrary, in the event of a Change of Control (as defined in the Employment Agreement), all Restricted Periods established hereunder shall automatically and immediately terminate and all outstanding Restricted Units granted hereby shall automatically and immediately vest in full.

8.             Termination by Company for Cause or by Participant without Good Reason. In the case of (a) termination by the Company of Participant’s service relationship with the Company for Cause or (b) termination by Participant of Participant’s service relationship with the Company without Good Reason and other than due to Participant’s death or disability, all outstanding Restricted Units granted hereby shall be automatically and immediately forfeited, and Participant hereby agrees to undertake any action and execute any document, instrument or papers reasonably requested by the Company to effect such forfeiture of Restricted Units resulting from any such termination.

9.             Plan Controlling Document. Unless otherwise defined herein, capitalized terms shall have the meaning given such terms in the Plan. Participant agrees that the Plan is the controlling instrument and that to the extent there is any conflict between the terms of the Plan and this Grant Agreement, the Plan shall control and be the governing document.

10.          Limited Liability Company Agreement. Participant agrees to be bound by all applicable provisions of the Company’s limited liability company agreement, as it may be amended from time to time.

11.          Taxes. The Company and any affiliate thereof are authorized to withhold from any payment relating to the Restricted Units granted hereby, or any payroll or other payment to Participant, amounts of withholding and other taxes due or potentially payable in connection with the Restricted Units granted hereby, and to take such other action as the Committee may deem advisable to enable the Company, any affiliate, and Participant to satisfy obligations for the payment of withholding taxes and other tax obligations relating to the Restricted Units granted hereby. This authority shall include authority to withhold or receive Units or other property and to make cash payments in respect thereof in satisfaction of Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee.

12.          Issuance of Units. The Company shall not be obligated to issue any Restricted Units at any time when the Restricted Units have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules or regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the issuance of such Restricted Units.

13.          Notices. Any notices given in connection with this Grant Agreement shall, if issued to Participant, be delivered to Participant’s current address on file with the Company, or if issued to the Company, be delivered to the Company’s principal offices.

14.          Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of Restricted Units or other property to Participant, or to Participant’s legal representatives, heirs, legatees or distributees, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Company may require Participant or Participant’s legal representatives, heirs, legatees or distributees, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.

15.          Successors. This Grant Agreement shall be binding upon Participant, Participant’s legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.

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IN WITNESS WHEREOF, the parties hereto have executed this Grant Agreement to be effective as of the day and year first above written.

LINN ENERGY, LLC

By:	/s/ Michael C. Linn
Name:	Michael C. Linn
Title:	President and CEO

PARTICIPANT:

/s/ Lisa D. Anderson
LISA D. ANDERSON